For Immediate Release:
October 15, 2010 @ 9:15 a.m.

Chemung Financial to Acquire Albany (NY) Commercial Bank
Capital Bank to join forces with Chemung Canal Trust Company

Chemung Financial Corporation (CHMG.OB), the holding company of Chemung Canal Trust Company (CCTC), and Fort Orange Financial Corp. (FOFC.OB), the holding company of Capital Bank & Trust Company (CB&T), today announced they have executed a definitive merger agreement, which calls for Chemung Financial to purchase all of the outstanding shares of Fort Orange Financial Corp. in a stock and cash transaction valued at $29.3 million, based upon Chemung Financial's October 14, 2010 closing stock price. Chemung Financial will pay either $7.50 in cash or 0.3571 shares of Chemung Financial common stock for each share of Fort Orange Financial Corp.; however, the exchange ratio is subject to downward adjustment if the common stock price of Chemung Financial rises to more than $25.20 per share, and the merger consideration is also subject to possible downward adjustment based upon certain asset quality indicators of Fort Orange Financial Corp., as specified in the definitive merger agreement. The aggregate deal consideration shall be paid in 75% Chemung Financial common stock and 25% cash. Consummation of the transaction is subject to approval by bank regulatory agencies and shareholders of both companies. The transaction is expected to be completed in the 1st quarter of 2011.

"We are excited to extend our relationship style of community banking into the Capital Region, one of the most attractive markets in all of New York State," said Ronald M. Bentley, President and Chief Executive Officer of Chemung Financial Corporation and Chemung Canal Trust Company. "Although their history is short, the impact that Capital Bank has made in the Albany region has been significant. We look forward to building on their tradition of customer service and good corporate citizenship as well as expanding their menu of products and services to more fully meet the financial needs of the residents and business community within the region."

Founded in 1995, Capital Bank has approximately $271 million in assets, including a loan portfolio approximating $190 million, and deposits of nearly $210 million. Capital Bank currently operates from five offices in the Capital District, including two in Albany and one each in Clifton Park, Latham and Slingerlands. On July 19, 2010, Fort Orange Financial announced record earnings, totaling approximately $610,000 for the first six months of 2010, more than double the earnings reported during the same period in 2009.

While Capital Bank will be merged into Chemung Canal Trust Company, the branches will maintain their current identity. "We recognize that the Capital Bank name is a strong, recognizable brand within the Albany market," Bentley said, "and we believe it is important to continue that tradition and help expand the reach of the company to an even greater base of customers. Moreover, customers will continue to do business with the same friendly, knowledgeable and professional staff of bankers," Bentley said.

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"We are pleased to partner with a bank like Chemung Canal Trust Company, a strong, 177 year old financial institution that shares our community banking philosophy and operating model," said Peter D. Cureau, President and Chief Executive Officer of FOFC and CB&T. "Both banks have long emphasized the importance of relationships and, with the resources that Chemung Canal brings to this partnership, our customers will soon benefit from a more extensive list of products and services, including a full service trust and investment management business. These will be a nice fit for our customers and the communities we serve," he added.

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company of Chemung Canal Trust Company, a full service community bank with full trust powers. Chemung Canal Trust Company, which was established in 1833, operates through 23 full service offices in Chemung, Broome, Schuyler, Steuben, Tioga and Tompkins counties in New York, as well as in Bradford County, PA. Chemung Financial has total assets of $1.0 billion, with full time equivalent employees totaling 321.

Sandler O'Neill & Partners, L.P. served as the financial advisor to Chemung Financial Corporation, and FinPro, Inc. served as the financial advisor for Fort Orange Financial Corp. Hinman, Howard and Kattell, LLP served as outside legal counsel to Chemung Financial Corporation, while Hiscock & Barclay, LLP served as outside legal counsel to Fort Orange Financial Corp.

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The full text of this press release may be found at www.chemungcanal.com and www.capitalbank.com.

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation and Fort Orange Financial Corp. assume no duty, and specifically disclaim any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause actual operating results to differ materially.

Contacts:
Ronald M. Bentley, President & CEO Chemung Financial Corporation & Chemung Canal Trust Company One Chemung Canal Plaza, PO Box 1522, Elmira, NY 14902 (607) 737-3900 (607) 857-6309 (mobile)
Peter D. Cureau, President & CEO Fort Orange Financial Corp. & Capital Bank & Trust Company 1375 Washington Avenue, Albany, NY 12206 (518) 434-1212